Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCCOUNTING FIRM

We hereby consent to the incorporation by reference in this prospectus supplement and the accompanying prospectus as part of a "shelf" registration statement filed on Form S-3 (file No. 333-183286) of our report dated March 12, 2015 relating to the financial statements included in Celsion Corporation's Annual Report on Form 10-K and the effectiveness of internal control over financial reporting for the year ended December 31, 2014. We also consent to the reference to us under the heading "Experts" in such Prospectus Supplement.

/s/ Stegman & Company

Baltimore, Maryland
May 29, 2015